LIMELIGHT NETWORKS AUTHORIZES $25 MILLION NEW SHARE REPURCHASE PROGRAM

TEMPE, AZ, March 15, 2017 – Limelight Networks (NASDAQ: LLNW) today announced that its Board of Directors has authorized a new $25 million share repurchase program.

“This authorization demonstrates our belief that the Company’s prospects and long-term strategy are not reflected by the Company’s current stock price and confirms our commitment to create and return value to our shareholders. We believe that the current strength of our balance sheet and our outstanding cash balance allow us to pursue this program even as we invest in the long-term expansion and growth of our business,” said Sajid Malhotra, Limelight’s chief financial officer.

This program replaces the $9.5 million remaining from the previously announced $15 million share repurchase program. The Company’s management will determine details of the program (including the timing and amount of any shares repurchased) based on its evaluation of market conditions and other factors. The Company anticipates purchasing its common stock on the open market or in privately negotiated transactions from time to time following the release of the Company’s financial results for the quarter ending March 31, 2017. Any repurchase executed in the open market will be done in compliance with all applicable securities laws and regulations, including Rule 10b-18 and may also be made under one or more Rule 10b5-1 plan, which would permit the Company to repurchase shares when the Company might otherwise be precluded from doing so under insider trading laws. The Company may choose to terminate or suspend the repurchase program at any time.

About Limelight
Limelight Networks, a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our expectations regarding our future plans. Our expectations and beliefs regarding these matters may not materialize. The potential risks and uncertainties that could cause actual results or outcomes to differ materially from the results or outcomes predicted include, among other things, reduction of demand for our services from new or existing customers or other unforeseen changes. A detailed discussion of these factors and other risks that affect our business is contained in documents we file from time to time with the Securities and Exchange Commission, copies of which are available online on our investor relations website at

investors.limelightnetworks.com and on the SEC website at www.SEC.gov. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. All information provided in this release is as of March 15, 2017, and we undertake no duty to update this information in light of new information or future events, unless required by law.

###